Exhibit 99

Investors Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Reports Second Quarter of 2003 Earnings

FOR IMMEDIATE RELEASE

SAN JOSE, California, July 22, 2003 — Komag, Incorporated (Nasdaq: KOMG), the largest independent producer of thin-film media for disk drives, today announced earnings of $4.6 million, or $0.19 per share on a fully diluted basis, for the second quarter of 2003.

The Company reported revenue of $105.3 million in the second quarter of 2003, compared to $105.5 million in the first quarter of 2003. Finished disk shipments were 16.3 million in the second quarter of 2003 compared to 16.7 million disks in the first quarter of 2003. Other disk revenue was $13.7 million in the second quarter of 2003 compared to $12.4 million in the first quarter of 2003.

Operating income was $8.4 million in the second quarter of 2003 compared to $8.3 million in the first quarter of 2003. Net income was $4.6 million, or $0.19 per share in the second quarter of 2003 compared to $5.1 million or $0.21 per share in the first quarter of 2003. Earnings per share in the second quarter and first quarter of 2003 were based on 24.3 million and 23.9 million fully diluted shares outstanding, respectively.

The Company was cash flow positive and ended the second quarter of 2003 with $44.4 million of cash, an increase of $8 million from the first quarter of 2003. EBITDA was $20.0 million in the second quarter of 2003 compared to $20.6 million in the first quarter of 2003 (see attached reconciliation of cash flows from operations to EBITDA). Gross margin was 21.7% in the second quarter of 2003 compared to 21.6% in the first quarter of 2003.

Second Quarter Review

Total revenue was relatively flat compared to the first quarter of 2003 as the impact of slightly lower finished disk shipments was offset by higher sales of other disk products. Finished disk shipments decreased 2% from the first quarter of 2003, which is less than the traditional seasonal reduction in the second quarter and in line with the Company’s previous guidance.

Sales to Western Digital, Maxtor, IBM, and Hitachi Global Storage Technologies accounted for 39%, 38%, 12%, and 11% of total revenue in the second quarter of 2003, respectively. Sales of 60 and 80 GB per platter desktop disks together represented 50% of Komag’s second quarter 2003 shipment volume compared to 45% of Komag’s first quarter of 2003 unit shipment volume. Sales of 40 GB per platter disks represented the remaining desktop unit shipment volume in the second quarter of 2003, as in the first quarter of 2003. In addition, the Company shipped in volume, 36 GB per platter 84 mm disks and 17 GB per platter 65 mm disks for high-end server drives. Disk shipments for these high-end server (enterprise) drives represented 9% of total disk shipments in the second quarter of 2003 up from 4% in the first quarter of 2003.

T.H. Tan, Komag’s chief executive officer announced, “We are pleased with the strength of our operating performance in the second quarter as well as the entire first half of 2003. We continue to ship higher volumes of our advanced 80 GB per platter disks and we have increased our shipments of advanced high-end server disks. We are transitioning to synthetic anti-ferromagnetic(SAF) media for certain 80 GB per platter applications and beyond. We continue on schedule with qualifications of next generation desktop and high-end server applications. In addition, we are continuing work on perpendicular designs.”

Business Outlook

Based on current customer demand, the Company believes that total revenue for the third quarter of 2003 could be relatively flat compared to the second quarter of 2003. Finished units shipments and revenue may increase modestly, offset by a decrease in other disk revenue.

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investor section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the belief that total revenue for third quarter of 2003 could be relatively flat compared to the second quarter, that finished unit shipments and revenue could increase modestly, offset by a decrease in other disk revenue, the Company’s ability to transition to synthetic anti-ferromagnetic media for certain 80 GB per platter applications and make other developments, and to qualify next generation desktop, as well as, high-end server applications. The Company’s actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, the Company’s ability to achieve its operating yield, cost and profitability targets, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Successor	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company	Company

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	Jun 29, 2003	Mar 30, 2003	Jun 30, 2002	Jun 29, 2003	Jun 30, 2002

Net Sales	$105,347	$105,515	$50,590	$210,862	$111,955
Cost of Sales	82,511	82,739	51,620	165,250	106,788

Gross Profit (loss)	22,836	22,776	(1,030)	45,612	5,167
Gross Profit (Loss) %	21.7%	21.6%	(2.0%)	21.6%	4.6%
Research, Development, and Engineering Expense	10,402	9,909	9,405	20,311	18,796
Selling, General, and Administrative Expense	4,038	4,562	4,090	8,600	8,256
Amortization of Intangible Assets	—	—	535	—	3,609
Restructuring/Impairment Charges	—	—	4,318	—	4,318

Operating Income (Loss)	8,396	8,305	(19,378)	16,701	(29,812)
Interest Income	132	108	96	240	193
Interest Expense	(3,359)	(3,385)	—	(6,744)	—
Other Income, Net	245	1,057	396,112	1,302	399,147

Income Before Reorganization Costs, Income Taxes, Minority Interest/Equity Interest in Net Loss of Related Companies, and Cumulative Effect of Change in Accounting Principle	5,414	6,085	376,830	11,499	369,528
Reorganization Costs, Net	—	—	5,520	—	6,511
Provision for Income Taxes	814	1,031	339	1,845	719
Minority Interest/Equity Interest in Net Loss of Related Companies	—	—	865	—	2,374

Income Before Cumulative Effect of Change in Accounting Principle	4,600	5,054	370,106	9,654	359,924
Cumulative Effect of Change in Accounting Principle	—	—	—	—	(47,509)

Net Income	$4,600	$5,054	$370,106	$9,654	$312,415

Net Income %	4.4%	4.8%	731.6%	4.6%	279.1%
Basic Net Income Per Share	$0.20	$0.22		$0.41

Diluted Net Income Per Share	$0.19	$0.21		$0.40

Basic Shares Outstanding	23,344	23,297		23,323

Diluted Shares Outstanding	24,304	23,934		24,125

NOTE: As a result of the adoption of fresh-start reporting on June 30, 2002, the financial statements for periods ending on or prior to June 30, 2002, (“predecessor company”) are not comparable to the financial statements for periods ending after this date (“successor company”), primarily with regard to interest expense and other income.

NOTE: Upon emergence from chapter 11 on June 30, 2002, the Company had a significant change in the structure of stockholders’ equity. Accordingly, earnings per share of the Predecessor Company are not presented, as the amounts are not meaningful.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	Successor Company

	Jun 29, 2003	Dec 29, 2002

ASSETS	(Unaudited)	(Note 1)

Cash and Cash Equivalents	$44,361	$23,520
Net Receivables	52,650	46,241
Inventories	19,772	14,925
Prepaid Expenses and Deposits	3,098	2,288

Total Current Assets	119,881	86,974
Property, Plant and Equipment, Net	185,508	196,414
Land and Buildings Held for Sale	24,600	24,600
Other Intangible Assets, Net	7,480	9,142
Other Assets	70	70

TOTAL ASSETS	$337,539	$317,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$20,242	$10,229
Trade Accounts Payable	36,465	35,371
Other Liabilities	18,836	13,717

Total Current Liabilities	75,543	59,317
Long-Term Debt	122,914	129,923
Common Stock	172,181	172,108
Deferred Stock-Based Compensation	(834)	(2,229)
Accumulated Deficit	(32,265)	(41,919)

TOTAL STOCKHOLDERS’ EQUITY	139,082	127,960

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,539	$317,200

NOTE 1: The Consolidated Balance Sheet at December 29, 2002 was derived from the audited financial statements.

KOMAG, INCORPORATED
Reconciliation of Cash flows from operations to EBITDA
(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
($ in millions)	Jun 29, 2003	Mar 30, 2003

Cash flows from operations	$13.9	$16.5
Change in operating assets/liabilities	4.0	1.8
Other non-cash items	(1.7)	(0.9)
Interest expense	3.2	3.3
Other income	(0.2)	(1.1)
Provision for income taxes	0.8	1.0

EBITDA	$20.0	$20.6

EBITDA is a liquidity measure the Company and its debt holders use to assess the cash-flow-generating capabilities of the Company’s ongoing operations. For purposes of the Company’s debt covenant calculations, other (income) expense is excluded from EBITDA.